Exhibit 8.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

July 14, 2005

General Binding Corporation
One GBC Plaza
Northbrook, Illinois 60062

          Re:      ACCO World Corporation Merger

Ladies and Gentlemen:

     We have acted as counsel to General Binding Corporation, a Delaware corporation (“GBC”), in connection with the contemplated merger (the “Merger”) of Gemini Acquisition Sub, Inc. (“Acquisition Sub”), a Delaware corporation and a wholly-owned subsidiary of ACCO World Corporation, a Delaware corporation (“ACCO”), with and into GBC, with GBC surviving as a wholly-owned subsidiary of ACCO, pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of March 15, 2005, by and among GBC, Acquisition Sub, ACCO and Fortune Brands, Inc. a Delaware corporation (“Fortune”). All capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Agreement.

     In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement on Form S-4 filed by ACCO with the Securities and Exchange Commission on May 13, 2005, as amended through the date hereof (the “Registration Statement”), and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the Agreement, Registration Statement and such other documents, certificates and records and that statements as to factual matters contained in the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the Effective Time.

     For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that the Agreement and such other

General Binding Corporation
July 14, 2005

documents, certificates, and records are duly authorized, valid, and enforceable. We have also assumed that the Merger will qualify as a statutory merger under the laws of the state of Delaware.

     In rendering our opinion, we have relied upon statements and representations of officers and other representatives of GBC, Acquisition Sub, ACCO and Fortune, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

     In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement and that none of the material terms or conditions contained therein have been or will be waived in any respect prior to the Effective Time, (ii) the Agreement, the Registration Statement and such other documents and records as we have considered accurately reflect all the material facts relating to the Merger and (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of GBC. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by GBC, Acquisition Sub, ACCO and Fortune. Any change or inaccuracy of such facts (including those events occurring after the Effective Time) could affect the conclusions stated herein.

     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

     Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in the Registration Statement, the discussion contained in the Registration Statement under the caption “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER—The Merger,” to the extent it describes matters of law and legal conclusions, constitutes our opinion regarding the material United States federal income tax consequences of the Merger to GBC and the GBC stockholders.

     Except as set forth above, we express no other opinion. This letter has been prepared for you solely in connection with the Merger. This opinion is expressed as of the date of the effectiveness of the Registration Statement, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or

General Binding Corporation
July 14, 2005

factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

     We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our name in the Registration Statement under the headings “SUMMARY”, “RISK FACTORS”, “THE TRANSACTIONS”, “THE MERGER AGREEMENT”, “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER” and “LEGAL MATTERS”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP